Exhibit 99.1
VirnetX Hires McKool Smith to Lead Litigation Efforts against Microsoft
Firm Posts Recent $200 Million Victory over Microsoft
SCOTTS VALLEY, Calif. — June 11, 2009 — VirnetX Holding Corporation (NYSE Amex: VHC), a secure real-time communications and collaboration technology company, today announced that it has hired the law firm of McKool Smith to lead its ongoing litigation efforts in its patent infringement suit against Microsoft Corporation.
The suit against Microsoft was filed in the United States District Court for the Eastern District of Texas, Tyler Division on February 15, 2007. In the suit VirnetX claims Microsoft infringes on three of its patents and seeks both damages and injunctive relief. In June 2008, Microsoft’s Motion to Dismiss was denied while VirnetX’s subsequent motion to amend infringement contentions was granted. On February 17, 2009, a “Markman” hearing on claim construction was conducted and the Company is currently awaiting the Court’s order.
“We are extremely pleased to have McKool Smith take over our patent infringement suit against Microsoft,” said Kendall Larsen, VirnetX’s president and CEO. “In light of their recent win against the same attorneys and opponent we are facing, we think the McKool Smith team is an outstanding choice to lead us into the trial phase of our litigation with Microsoft. They are widely considered to be one of the best patent litigation firms in the country and we believe that they will be instrumental in the successful resolution of this litigation. We also believe that our new legal fee arrangement, a combination of flat fee and contingency, will help us better meet our cash flow needs and reduce our burn rate as we gear up for trial.”
Texas-based McKool Smith recently announced a $200 million patent infringement verdict handed down in favor of its client, Toronto-based i4i Inc., against Microsoft Corp. in the U.S. District Court for the Eastern District of Texas, Tyler Division.
About VirnetX
VirnetX Holding Corporation, a secure real-time communications and collaboration technology company, is engaged in commercializing its patent portfolio by developing a licensing program, as well as developing software products designed to create a secure environment for real-time communications such as instant messaging and Voice over Internet Protocol. The Company’s patent portfolio includes over 25 U.S. and foreign patents and pending applications which specifically cover the Company’s unique GABRIEL Connection Technology. For more information, please visit http://www.virnetx.com.

Safe Harbor Agreement
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2009.
Contacts:
Greg Wood
VirnetX Holding Corporation
831.438.8200
greg_wood@virnetx.com
Rudy Barrio
Allen & Caron
212.691.8087
r.barrio@allencaron.com